Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 1st day of April, 2016 by and between Swisher Hygiene Inc., a Delaware corporation (“Swisher” or the “Company”) and Albert J. Detz, an individual residing in the State of Florida (“Consultant”).

RECITALS

Whereas, Swisher desires to engage Consultant to provide certain consulting services as described herein; and

Whereas, Consultant desires to provide such services upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained in this Agreement, the parties agree as follows:

1.  INDEPENDENT CONTRACTOR RELATIONSHIP

In accordance with the parties' mutual intentions, this Agreement establishes between Consultant and Swisher an independent contractor relationship.  Consultant will not be an employee or partner of Swisher, but shall have the title of Senior Vice President, Chief Financial Officer and shall be designated as the Company’s Principal Financial Officer and Principal Accounting Officer, and shall have the authority and powers to act on behalf of Swisher commonly associated with such positions. No joint venture or partnership is created or intended `

2.  TASKS, DUTIES, AND SCOPE OF WORK, REPORTING RESPONSIBILITIES

During the term of this Agreement, Consultant shall provide the following services on a part-time basis (the “Scope of Work”):

●	Oversee all public company filings (including ’34 Act Forms 10-Q and 10-K, if required, and 8-K; and ’33 Act filings if any) and certify and execute as appropriate;

●	Oversee preparation, execution and filing of tax returns by Swisher’s outside service providers, including Smith Leonard and BDO;

●	Review and approve press releases;

●	Advise on accounting issues and have direct discussions and representation with the Company’s auditors;

●	Advise and report to the Audit Committee on all accounting issues and internal controls;

●	Assist Templeton & Co. in providing monthly income statements, balance sheets, and check run summaries;

●	Oversee cash management;

●	Assist in reviewing and approving invoices for payment; approving check runs and wire transfers according to Swisher’s Policy for Processing Payments and Establishing Investment Accounts

●	Oversee IT and Data Management services provided by Templeton & Co.

●	Attend Board of Directors meetings;

●	Advise on external communications provided by ICR Communications;

●	Advise on reducing overhead and outside costs as appropriate;

●	Review other corporate functions and make such other recommendations on matters as Consultant deems appropriate or as requested by Swisher’s CEO.

Consultant’s engagement has an indeterminate term but may be cancelled by either party on sixty (60) days advance notice (the “Term”), subject to termination in accordance with Section 6 hereof.  Although Consultant is an independent contractor, he shall report directly to the Company’s CEO during the Term.

3.  COMPENSATION AND EXPENSES

Consultant’s compensation under this Agreement shall be the greater of $15,000 per calendar quarter or $150 per hour, calculated on a quarterly basis.  Consultant shall be paid within 15 days following Swisher’s receipt of his quarterly invoice, accompanied by such reasonable documentation as Swisher my request.

Consultant shall maintain receipts and records relating to expenses incurred in performing the Scope of Work.  Swisher will reimburse Consultant for reasonable out-of-pocket expenses which are actually incurred in connection with the performance of the Scope of Work, including, but not limited to, hotel, airfare, meals, transportation and rental car. All such costs and expenses submitted for reimbursement shall be itemized by statement, and each statement will be accompanied by reasonable supporting documentation substantiating each expense, such as bills, receipts or vouchers.  Expenses incurred by Consultant shall be presented on a monthly basis and shall be reimbursed within 15 days of presentment.

4.  TAXES

Consultant recognizes and understands that he will receive a Form 1099 and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable federal and state law.  Consultant will be responsible for providing all social security, unemployment compensation, workers' compensation and similar contributions and insurance coverage for consultant and consultant's employees (if any), and paying all taxes related to the services hereunder (including without limitation federal and state income tax on any moneys earned pursuant hereto), through contributions, withholdings or other payment as applicable. Consultant specifically acknowledges that neither consultant nor any of consultant's employees (if any) are entitled to workers' compensation benefits for the services.

Consultant will indemnify and hold harmless Swisher and its officers, directors, employees, agents, advisors, assigns and other representatives from and against any claims or demands of any governmental agency or authority for income or social security taxes and for employment protection funds (such as unemployment and workers' compensation) contributions related to the Scope of Work as well as for any unemployment or workers' compensation claims by Consultant or Consultant's employees, agents or other representatives (if any) and any penalties or other items related to any of the foregoing. Swisher may require, and Consultant will provide promptly, evidence that Consultant has paid such taxes or contributions as may be required by law or regulation.

5.  AGREEMENT TO WAIVE RIGHTS TO BENEFITS

Consultant hereby waives and foregoes the right to receive any benefits given by Swisher to its regular employees, including, but not limited to, health benefits, vacation and sick leave benefits, and profit sharing plans, such as 401(k) plans

6.  TERMINATION

This Agreement may be terminated at any time by either party, upon sixty (60) days prior written notice.

7.  NON-DISCLOSURE OF TRADE SECRETS, CUSTOMER LISTS, PROSPECTS AND OTHER PROPRIETARY INFORMATION

Consultant agrees not to disclose or communicate, in any manner, either during or after Consultant’s agreement with Swisher, proprietary information about Swisher, its operations, clientele, or any other proprietary information, that relates to the business of Swisher.   Consultant acknowledges that the above information is material and confidential.  Consultant understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

8.  RETURN OF PROPERTY

Upon termination of this Agreement, completion of Scope of Work, or whenever requested by Swisher, Consultant shall immediately deliver to Swisher all property in his possession, or under his care and control, belonging to Swisher, including but not limited to, proprietary information, computers, equipment, tools, documents, plans, recordings, software, and all related records or accounting ledgers.

9.  LEGAL COMPLIANCE

Consultant is encouraged to treat all Swisher employees, customers, clients, business partners and other affiliates with respect.  Consultant is required to comply with all laws, ethical codes and Swisher’s policies, procedures, rules or regulations, including those forbidding sexual harassment, discrimination, and unfair business practices.

10.  NOTICES

All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered to the address set forth on the signature page below (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by a generally accepted means of electronic transmission with a verification of delivery. Any party may furnish, from time to time, other addresses for notices to it.  Consultant agrees to keep Swisher current as to his or her business and mailing addresses, as well as telephone, facsimile, e-mail and pager numbers.

11.  ATTORNEY’S FEES AND COSTS

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements incurred both before and after judgment in addition to any other relief to which such party may be entitled.

12.  INDEMNIFICATION OF CONSULTANT

During the term of this Agreement, Consultant shall be a “Covered Person” as that term is defined in Article Six of the Company’s Bylaws, and Company shall indemnify and hold harmless Consultant to the fullest extent as set forth therein.  In addition, Consultant shall be a named insured under the Company’s Directors and Officers insurance policy and shall be insured to the fullest extent set forth therein.

13.  INTERPRETATION

In entering this Agreement, the parties represent that they have had the opportunity to consider the terms of this Agreement and consult with attorneys if they chose to do so, and that the terms of this Agreement have been completely read by them, and that those terms are fully understood and voluntarily accepted by them. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

14.  ENTIRE AGREEMENT

This instrument constitutes and contains the entire Agreement and final understanding between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties with respect to the matters contained herein. Any representation, promise or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party.  Notwithstanding the foregoing,

15.  PARTIAL INVALIDITY

If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

16.  GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed under, the laws of the State of Florida.  Jurisdiction and venue for all purposes shall be in Broward County.

17.  COUNTERPARTS

This Agreement may be executed in anyone or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile will be deemed an original.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on the date first written above.

SWISHER HYGIENE INC:

By:           /s/ Richard L. Handley
Name:            Richard L. Handley
Title:              Chairman of the Board and CEO

Address:       350 E. Las Olas Blvd., Suite 1600
                       Fort Lauderdale, FL  33301

CONSULTANT:

/s/ Albert J. Detz
      Albert J. Detz